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                      July 18, 2023

       Ted Sharp
       Chief Financial Officer
       Timberline Resources Corp
       101 East Lakeside Avenue
       Coeur d   Alene, Idaho 83814

                                                        Re: Timberline
Resources Corp
                                                            Form 10-K for the
Fiscal Year ended September 30, 2022
                                                            Filed December 29,
2022
                                                            File No. 001-34055

       Dear Ted Sharp:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation